UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Quinn, David W.
   Centex Corporation
   2728 N. Harwood, 9th Floor

   Dallas, TX  75201
2. Issuer Name and Ticker or Trading Symbol
   Centex Corporation (CTX)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   08/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Vice Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     400            D  Direct
Common Stock                                                                                     3,557          I  by 401(k) Plan
Common Stock                                                                                     220,000        I  by Family Ltd Ptr
                                                                                                                   shp

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $13.9375                                                                   04/01/97     05/15/05
(right to buy)
Non-Qualified Stock Option     $17.5625                                                                                04/01/07
(right to buy)
Non-Qualified Stock Option     $23.8100        04/01/00       A     V   168,000                           (1)          04/01/10
(right to buy)
Non-Qualified Stock Option     $36.0600                                                                                04/01/09
(right to buy)
Non-Qualified Stock Option     $38.6875                                                                                04/01/08
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option               Common Stock                   100,000                   100,000       D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   165,900                   165,900       D   Direct
(right to buy)
Non-Qualified Stock Option     04/01/00  Common Stock                   168,000                   168,000       D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   168,000                   168,000       D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   168,000                   168,000       D   Direct
(right to buy)

Explanation of Responses:

(1)
Shares vest over four years with 20% vesting immediately and 20% vesting on each of the first four anniversaries of the date of grant.

SIGNATURE OF REPORTING PERSON
/S/ Quinn, David W.
DATE 09/08/00